Valneva SE 20-F

Exhibit 10.6

Master Supply and Commercial Manufacturing Services Agreement

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Master Supply and Commercial Manufacturing Services Agreement

between

Valneva Austria GmbH

Campus Vienna Biocenter 3

1030 Vienna, Austria

and

IDT BIOLOGIKA GMBH

Am Pharmapark

06861 Dessau-Rosslau, Germany

TABLE OF CONTENTS

PART A: GENERAL TERMS
1.	Agreement, Product Schedules and Joint Steering Committee	Page 3
2.	Forecasting	Page 6
3.	Purchase Orders	Page 7
4.	IDT Obligations	Page 7
5.	Valneva Obligations	Page 8
6.	Intellectual Property	Page 9
7.	Shipment	Page 11
8.	Valneva Materials	Page 11
9.	Valneva Equipment	Page 13
10.	Non-Conformance and Shortfall	Page 14
11.	Product Recall	Page 17
12.	Representations and Warranties	Page 17
13.	Payment	Page 18
14.	Taxes	Page 19
15.	Confidentiality, Trade Secrets and Use of Name	Page 21
16.	Liability	Page 24
17.	Indemnity	Page 25
18.	Insurance	Page 27
19.	Term and Termination	Page 28
20.	Assignment, Transfer and Subcontracting	Page 30
21.	Notices	Page 31
22.	General	Page 31

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PART B: WAYS OF WORKING
23.	General Principles	Page 36
24.	Compliance	Page 36
25.	Regulatory Matters and Audits	Page 37
26.	Corrective and Preventative Action	Page 39
27.	Person-in-Plant	Page 40
28.	Continuous Improvement and Change Procedure	Page 40
PART C: DEFINITIONS

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MASTER SUPPLY AND COMMERCIAL MANUFACTURING SERVICES AGREEMENT

This Master Supply and Commercial Manufacturing Services Agreement (this “Agreement”) is entered into as of November 26, 2021 (the “Effective Date”) by and between:

(1)	Valneva Austria GmbH, a company incorporated in Austria under Company Registration Number [***]x (HG Wien), whose registered office is at Campus Vienna Biocenter 3, 1030 Vienna, Austria (“Valneva”); and

(2)	IDT Biologika GmbH, a company incorporated in Germany under Commercial Register Number [***], whose principal place of business is at Am Pharmapark, 06861 Dessau-Rosslau, Germany (“IDT”).

WHEREAS

(A)	Valneva is engaged in the research, development, manufacture and commercialization of certain vaccines;

(B)	IDT has extensive facilities for, and experience in, developing and manufacturing vaccines and biological bulk drug products including bulk manufacturing, quality control testing, formulation, filling and freeze-drying, packaging, labelling, storage and release services to the pharmaceutical industry;

(C)	Valneva may from time to time require to purchase Products (as defined herein) from IDT and IDT has the ability and desire to manufacture and supply such Product to Valneva; and

(D)	Valneva and IDT now wish to enter into this Agreement to set forth the general terms and conditions on which the supply and additional service of any particular Product under a Product Schedule (as defined herein) will be carried out.

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Integral Agreement

This Agreement is comprised of (i) Part A (General Terms), (ii) Part B (Ways of Working), (iii) Part C (Definitions) and (vi) Part D (Additional Services), each of which is an integral part of this Agreement and which, taken together, and subject to the provisions of Clause 22.4, form the entirety of this Agreement.

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PART A: GENERAL TERMS

1.	Agreement, Product Schedules and Joint Steering Committee

1.1.	Agreement: This Agreement sets out the terms and conditions under which 1) IDT agrees to Manufacture and Ship the Product(s) to Valneva and provide related services, and 2) Valneva agrees to purchase a Product(s) and related services agreed upon pursuant to a Product Schedule(s). Valneva and IDT shall enter into Product Schedules for the Manufacture and Shipment of products agreed upon. Each Product Schedule, once signed, shall be incorporated into, and form a part of this Agreement. Notwithstanding any other provision, in case of any conflict between a Product Schedule and this Agreement, the Product Schedule shall prevail, provided that any QAA applicable to one or several Product Schedules, as the case may be, shall prevail for all matters concerning quality related matters.

1.2.	Capacity Reservation: IDT hereby agrees to establish (to the extent required) and reserve Manufacturing capacity as set forth in any Product Schedule (“Capacity”) necessary to perform the Services set forth therein (the “Capacity Reservation”) and Valneva agrees to pay IDT a fee for the Capacity Reservation as set forth in any Product Schedule (“Reservation Fee”).

1.3.	Technology Transfer:

1.3.1.          [***]

1.3.2.          During the Term of this Agreement, Valneva shall undertake such additional technical transfer services as are necessary and agreed with respect to a Product Schedule to enable IDT to provide the Services contemplated by such Product Schedule.

1.3.3.          In the event that IDT uses its own Background IP and technologies to develop processes relating to the Product, it shall inform Valneva thereof in due time prior to implementing such Background IP into the Services, and the Parties shall discuss and agree in writing by amending this Agreement or any Product Schedule (where applicable) (i) whether such processes shall be used in relation to the Services and the Product, and (ii) any technical transfer services relating to such processes as are necessary to enable a Third Party service provider to Manufacture the Product.

1.4.	QAA: Prior to the Release of any Product by IDT pursuant to this Agreement or any Product Schedule, the Parties will enter into a QAA, setting forth, as appropriate, quality assurance provisions, the respective roles and allocation of responsibilities of the Parties with respect to the applicable processes and standards and procedures for handling deviations and related matters.

1.5.	Non-Exclusive: The engagement of IDT by Valneva under this Agreement and a Product Schedule shall be on a non-exclusive basis and Valneva shall at all times have the right, at its sole discretion, manufacture itself, or to engage other contract manufacturers and other suppliers in relation to the Product(s).

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1.6.	Duration: Valneva and IDT may enter into additional Product Schedules at any time during the Term.

1.7.	Joint Steering Committee. The Parties shall establish a joint steering committee that shall be responsible for monitoring the activities under this Agreement and for making those decisions delegated to it pursuant to this Clause 1.7.

1.7.1.          JSC Responsibilities. The JSC shall have non-executive oversight of and responsibility for:

(a)	encouraging and facilitating ongoing communication and cooperation between the Parties with respect to each Party’s obligations under this Agreement;

(b)	determining mechanisms to resolve any issues, monitoring, raising, discussing and resolving any material issues, other difficulties, problems or obstacles concerning the Manufacturing, any Product Schedule or Shipment of the Products and monitoring the resolution of those issues or delay of Product;

(c)	reviewing and, where appropriate, agreeing any changes to the manufacturing plan and Shipment dates

(d)	reviewing and discussing Yields per Batch Manufactured and monitoring, tracking and discussing the same, and the impact and consequences of any Yield in accordance with provisions set forth in the applicable Product Schedule;

(e)	provided, in each case, that any change of this Agreement, the Product Schedule, the QAA or an Exhibit needs to be formalized through an Amendment to be effective.

1.7.2.          Membership of the JSC. The JSC shall comprise an equal number of representatives from each of the Parties or their Affiliates (collectively, the “Members”). The number of Members representing each Party at the JSC shall be three (3), or such other number as the Parties may mutually agree. Each Party may replace any or all of its Members on the JSC at any time upon written notice to the other Party provided that any replacement Members are employees or officers of that Party or that Party’s Affiliates, have the appropriate skill and experience to perform the duties of a Member and sufficient seniority and authorisation on behalf of the applicable Party to make decisions arising within the scope of the JSC.

Any Member of the JSC may designate a suitable substitute who is an employee or officer of the relevant Party or that Party’s Affiliates to attend and perform the functions of that Member at any meeting of the JSC. Each Party may, in its reasonable discretion, invite non-Member representatives of such Party to attend meetings of the JSC as a non-voting contributor, provided that such persons are bound by confidentiality obligations no less stringent than those of Clause 15 below.

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1.7.3.          Meetings of the JSC. The JSC shall meet [***], or more or less frequently as the Parties or the Members may mutually deem appropriate provided that where a dispute has been referred to the JSC for resolution the JSC shall meet within [***] of such referral in order to resolve such dispute (or sooner if required).

The JSC may meet virtually via a secured digital platform, or where necessary it may meet physically subject to observing then current social distancing guidelines and travelling restrictions. Either Party may also call a special meeting of the JSC (via a secure digital platform) upon at least [***] prior written notice to the other Party, or such shorter period as may be agreed on a meeting-by-meeting basis, if such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall provide the JSC (as applicable) no later than [***] prior to the special meeting with materials reasonably adequate to enable an informed understanding to be made by its Members. Each Party shall be responsible for its own expenses relating to such meetings. The chairperson of the JSC shall be responsible for preparing reasonably detailed written minutes of all JSC meetings.

1.7.4.          Decision Making. Except as otherwise expressly provided in this Agreement, where a matter requires the consent, approval or agreement of the JSC in accordance with this Agreement, such decision shall be made by unanimous vote of a quorum of the Members [***]. The presence of at least [***] shall constitute a quorum of the JSC. The Members shall endeavour in good faith to reach agreement on any and all matters to be determined or resolved by the JSC.

Each Party shall ensure that where, in accordance with this Agreement, a matter is referred to the JSC for consent, approval or agreement, that Party’s Members of the JSC appointed by it shall act reasonably and should not unreasonably withhold or delay such consent, approval or agreement.

If at any time, the JSC is unable to reach a unanimous decision within [***] (or sooner if required) after it has met and attempted to reach such decision, then either Party may, by written notice to the other, have such matter referred for resolution by an appropriate senior executive officer of each Party. Within [***] (or sooner if required) of such notice, the relevant senior executives and member shall meet and attempt to resolve the dispute by good faith negotiations.

2.	Forecasting

2.1.	Unless otherwise agreed in a Product Schedule, on or before the [***] of each calendar month during the Term Valneva shall provide to IDT a [***], monthly rolling Forecast of its requirements of Product. The first [***] months of each Forecast shall constitute binding commitments pursuant to each such Forecast and shall be covered by Purchase Orders pursuant to Clause 3. The remaining [***] months of the [***] Forecast shall be non-binding (except as otherwise set forth in this Agreement or a Product Schedule) and serve for planning purposes only.

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2.2.	Upon request by Valneva, IDT shall use Commercially Reasonable Efforts to Manufacture a quantity in excess of the binding Forecast quantities, provided that such quantity does not exceed [***].

3.	Purchase Orders

3.1.	Valneva shall send purchase orders for each Product to IDT, in each case consistent with the binding portion of the Forecast. Such purchase orders shall be sent no less than the calendar months before the expected delivery date as set forth in the Product Schedule. IDT shall confirm the receipt of a Firm Order as well the delivery date within [***] after receipt. IDT shall not be entitled to reject any purchase orders if the volumes therein are consistent with Valneva’s binding forecast or with the applicable Minimum Purchase Commitment, whichever is higher. If, within [***], IDT has not confirmed that the delivery date set forth in the purchase order is accepted Valneva shall send a reminder. If IDT still has not confirmed that the Shipment date set forth in the purchase order is accepted within [***] after receipt of the reminder, IDT shall be deemed to have accepted such Shipment date.

3.2.	Placed and confirmed purchase orders becomes “Firm Orders” and may not be altered by either Party. Any assumed or actual deviation from the confirmed Delivery date is to be communicated to Valneva as soon as possible in order to enable Valneva to take necessary action to minimize any negative effects.

4.	IDT Obligations

4.1.	IDT’s Performance: IDT shall Manufacture, Ship and perform related services and activities set forth in each Product Schedule (“Services”), in accordance with the terms of this Agreement, including but not limited to the applicable:

4.1.1.          Product Specification;

4.1.2.          Manufacturing Specifications;

4.1.3.          Purchase Order;

4.1.4.          QAA; and

4.1.5.          Product Schedule.

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4.2.	Compliance: IDT shall perform the Services in accordance with Applicable Laws and Regulations, including but not limited to GMP.

4.3.	IDT Supply Commitment: IDT shall supply and Ship Product(s) to Valneva in the amount and in accordance with the timelines set forth in the relevant Product Schedule (“Supply Commitment”). In case IDT fails to Ship the Product on the dates agreed between the Parties due to IDT’s fault and such delay remains for a period longer than [***] from Shipment Date, IDT shall pay Valneva, a late delivery fee of [***].

5.	Valneva Obligations

5.1.	Valneva Obligations: Valneva shall order the Product(s), provide the Valneva Materials and pay the Price set forth in the Product Schedule in accordance with the terms of this Agreement, including but not limited to the applicable:

5.1.1.          Purchase Order;

5.1.2.          QAA; and

5.1.3.          Product Schedule.

5.2.	Take-or-Pay Commitment: Valneva shall order Product in accordance with the forecast mechanism and the binding portion of the Forecast set forth in this Agreement and otherwise in accordance with the relevant Product Schedule.

5.2.1.          Valneva shall ‘take or pay’ for its commitment under any Firm Order which are to be placed by Valneva in accordance with quantities of Product in the binding part of the Forecast (“Commitments”) otherwise [***]; provided, however that, in addition to other remedies available to Valneva under this Agreement or in the relevant Product Schedule, if IDT fails to Ship all or part of the Product ordered under such Commitment, Valneva shall only be obligated to pay’ [***].

5.2.2.          Subject to Clause 5.2.1, upon failure of Valneva to take the Product which was subject of a Commitment, and unless IDT fails to Ship all or part of the Product ordered under such Commitment or as otherwise stated in the Product Schedule (e.g. in case of rescheduling), the amount to be paid by Valneva shall equal [***], subject always that IDT shall use Commercially Reasonable Efforts to use, return or cancel materials or Third Party services already ordered pertaining to such Firm Order.

6.	Intellectual Property

6.1.	Intellectual Property of Valneva: All Intellectual Property of Valneva (including all Background IP) provided to IDT by Valneva pursuant to this Agreement shall remain vested in and remain the exclusive property of Valneva or its licensors, as applicable. [***]

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6.2.	Licence of Valneva Intellectual Property Rights: Valneva grants to IDT a royalty-free, non-exclusive right for the Term (with no right to sub-licence, except to IDT’s Affiliates) to use Valneva’s Intellectual Property to the extent necessary and for the sole purpose of performing its obligations under this Agreement.

6.3.	Intellectual Property of IDT: Subject to the rights and licences granted by IDT hereunder, all Intellectual Property of IDT (including all Background IP) used in the performance of this Agreement shall remain vested in and remain the sole and exclusive property of IDT or its licensors, as applicable.

6.4.	Inventions:

6.4.1.          Subject to Clause 6.4.2, Valneva shall own all right, title and interest in any Intellectual Property conceived, reduced to practice or otherwise made by IDT or Valneva or any other of their respective Affiliates, employees, sub-contractors, consultants or agents (either solely or jointly) in connection with the Product (“Valneva New IP”). IDT hereby assigns to Valneva all of IDT’s right, title and interest in and to such Valneva New IP.

6.4.2.          IDT shall own all right, title and interest in any Intellectual Property conceived, reduced to practice or otherwise made by IDT or any of its Affiliates employees, sub-contractors, consultants or agents, either solely or jointly, during and in the course of the Agreement, that is (a) capable of being applied to products or processes other than to, or in addition to the Product, or (b) is an Improvement of, or derivative of, any Intellectual Property of IDT (“IDT New IP”) subject always that any IDT New IP specifically excludes the Product and/or any Valneva New IP. Valneva hereby assigns to IDT all of Valneva’s right, title and interest in and to such IDT New IP (if any).

6.5.	Know-How and Improvements: If Valneva provides Valneva’s Know-How or other Valneva Information to IDT to enable it to Ship the Product(s) as well as to provide the Services:

6.5.1.          IDT shall use such Valneva Know-How or other Valneva Information solely for the purpose of performing its obligations under this Agreement;

6.5.2.          IDT shall promptly disclose to Valneva all Improvements that IDT develops or discovers during the term of this Agreement relating to the Products;

6.5.3.          for the avoidance of doubt, for all Improvements in relation to Valneva’s Know-How or other Valneva Information, in respect of IDT or Valneva or any of their respective Affiliates, employees sub-contractors, consultants or agents (either solely or jointly), Clause 6.4 shall apply; and

6.5.4.          in relation to Improvements which are intended to be the exclusive property of IDT under Clause 6.4.2 IDT shall, and hereby does, grant to Valneva a non-exclusive, world-wide, perpetual, irrevocable, royalty-free licence, with the right to sublicense, to use such Improvements to the extent that such Improvements are necessary for the Manufacture and commercialisation of the Products.

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6.6.	Licence of Background IP: IDT shall, and hereby does, grant to Valneva a non-exclusive, world-wide, perpetual, irrevocable, royalty-free licence, with the right to sublicense, to use any Background IP and any Improvements of IDT that are necessary for the Manufacture and commercialization of the Products.

6.7.	No Warranty: If Valneva provides Valneva Information or Know-How that represents only part of the Manufacturing processes, Product Specification, analytical methods or other data used by Valneva to manufacture the Product at any scale in Valneva’s or its Affiliates’ facilities or the facilities of a Third Party, no warranty is given as to the appropriateness or sufficiency of any such Valneva Information or Know-How, in relation to either the Shipment of the Product by IDT, or the performance of IDT when utilizing such Valneva Information or Know-How. However, Valneva shall be responsible for any defect of Products or delay of Shipment of Products if and to the extent this is due to the lack of appropriateness or sufficiency of any Valneva Information or Know-How provided by Valneva to IDT.

In case of a dispute with regard to the appropriateness or sufficiency of any such Valneva Information or Know-How, the Parties will discuss in good faith the root cause, remedies and costs.

6.8.	Infringement: Neither Party shall do, nor authorize a Third Party to do anything that will or may infringe the other Party’s Intellectual Property used in the performance of the Services under this Agreement.

6.9.	Trademark. Neither Party shall acquire any rights or licence on the other Party’s trademarks, unless such other Party provides prior written consent.

7.	Shipment

7.1.	Time of Shipment: IDT shall Ship the quantity of Product ordered under any Firm Order on the delivery date stipulated therein, and otherwise in accordance with the provisions set forth in the respective Product Schedule.

7.2.	Shipment: Unless otherwise set forth in a Product Schedule, each Shipment of Product shall be [***] for collection by a carrier specified by Valneva in each respective Product Schedule and risk shall transfer to Valneva accordingly.

7.3.	Transfer of Ownership of Products: Ownership, title and control to Product(s) shall pass at the same time as risk.

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8.	Valneva Materials

8.1.	IDT Forecast: Unless otherwise agreed in a Product Schedule, on or before the [***] day of each calendar month during the Term IDT shall provide to Valneva a [***] months, monthly rolling IDT Forecast of its requirements of Valneva Materials for planning purposes.

8.2.	Provision of Valneva Materials: Unless otherwise set forth in a Product Schedule, Valneva shall provide to IDT material agreed between the Parties and defined in the respective Product Schedule required for use by IDT to Manufacture the Product and perform the Services. Delivery shall be [***]. Unless otherwise set forth in the applicable Product Schedule, Valneva shall deliver or arrange for supply, at Valneva’s cost, to IDT such quantities of Valneva Materials as are reasonably required for IDT to Manufacture the amount of Product pursuant to a relevant Purchase Order in accordance with the dates set forth in the IDT Forecast. IDT shall use such Valneva Materials exclusively for the Manufacturing of Product, and not for any other purpose, and shall not transfer the Valneva Materials to any Third Party. Valneva shall at all times have and retain legal title to Valneva Materials shipped by Valneva to IDT pursuant to the provisions of this Clause. Valneva shall provide to IDT supplier qualification documentation and material qualification documentation, reasonably satisfactory to the IDT QP.

8.3.	Certificates: Valneva shall include with each such delivery of Valneva Material applicable GMP quality certificates.

8.4.	Inspection: Upon receipt by IDT of each Shipment of Valneva Materials, IDT shall perform a [***] inspection of such Shipment and give Valneva electronic notice within [***] after receipt of any missing or damaged Valneva Materials. Thereafter, IDT shall conduct such quantitative and quality controls on the Valneva Materials as are set forth in the specifications set out in the applicable Product Schedule. Within [***] of the determination by IDT of any qualitative shortcomings in any Valneva Materials, IDT shall give Valneva electronic notice thereof.

8.5.	Shortfall: In the event of failure by Valneva to provide any Valneva Materials or if there is any shortcoming or other justified claim with respect to any Valneva Materials, Valneva shall use Commercially Reasonable Efforts to replace or arrange to be replaced such quantities of Valneva Materials to which such shortcoming relates within the lead-times as set forth in the Product Schedule, unless the Parties consent to another time-period.

If Valneva Materials have not been provided or replaced within the dates set forth in the IDT Forecast or as otherwise set forth in the Product Schedule necessary for IDT to Ship the Products ordered under a Firm Order, then the Parties shall discuss in good faith any alternative solutions [***], and, absent agreement thereon, the related Firm Order shall be deemed cancelled, and IDT shall not be obligated to Ship the Product in accordance with such Firm Order. In the event of cancellation of such a Firm Order, except in the event that such shortcoming of Valneva Materials is IDT’s fault, Valneva shall [***].

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8.6.	If Valneva continues to require Product set forth by any Firm Order cancelled pursuant to Clause 8.5, it shall notify IDT and IDT shall use Commercially Reasonable Efforts to reschedule the Manufacturing of the Product, [***] In the event that IDT is so required to reschedule a Firm Order, Valneva shall re-order such Product(s) not yet Manufactured through a new or amended Firm Order.

8.7.	Provided IDT has provided Valneva with the IDT Forecast IDT shall have no liability for the failure or any delay in the Shipment of Product under a Firm Order to the extent such failure or delay is due to the failure on the part of Valneva to deliver or have delivered any Valneva Materials to IDT in accordance with this Clause 8.

8.8.	IDT will have liability for Losses or damages to any and all Valneva Material in its control to the extent that such Losses or damages are the result of IDT’s negligence or misconduct.

8.9.	Information Provided: Prior to supplying any Valneva Materials and to the extent set forth in the applicable Product Schedule, Valneva shall send to IDT [***].

9.	Valneva Equipment

9.1.	[***] If new capital equipment is required during the Term of this Agreement, the Parties shall discuss in good faith the procurement of such equipment and formalize the agreement in a Work Package. [***]

9.2.	Equipment Use. During the Term, IDT will hold the Valneva Equipment as a bailee only and will not permit any lien or other encumbrance to be placed against such Valneva Equipment when in IDT’s care, custody, and control. IDT shall include a note in its ERP and to physically mark the Valneva Equipment as Valneva property in a manner sufficient to ensure easy identification of Valneva Equipment. Under no circumstances will IDT move Valneva Equipment from the location designated by Valneva, without Valneva’s Consent, or deny Valneva, its agents or contractors access to the Valneva Equipment upon reasonable advance notice. IDT shall not be entitled to use the Valneva Equipment for purposes other than the performance of Services without prior Consent by Valneva.

9.3.	Maintenance. IDT shall calibrate, clean and maintain the Valneva Equipment in accordance with IDT’s standard equipment maintenance, and other operating procedures to a service fee agreed between the Parties.

9.4.	Liability. Notwithstanding the foregoing provisions, IDT shall have no liability for failure to perform or for any delay in such performance to the extent such failure or delay is due to Valneva Equipment which is not fit for purpose, defective or irreparable, provided that IDT without undue delay after becoming aware of such defect or irreparable condition gives Valneva Notice thereof and provided further that such defective or irreparable condition of said Valneva Equipment is not caused by IDT’s gross negligence or intentional or willful misconduct.

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9.5.	Ownership after Expiration. At the expiration or termination of this Agreement, IDT shall return the Valneva Equipment to Valneva or its designee [***]. In the event IDT wishes to retain the Valneva Equipment and gain ownership thereof IDT shall notify Valneva not later than [***] prior to the termination or expiration date, of its wish. Upon such notification the Parties shall negotiate in good faith the potential retention whereby IDT would pay to Valneva [***] said Valneva Equipment, which, upon the payment of the above, shall be retained by IDT and become the property of IDT. If the Parties fail to reach an agreement within [***] following termination or expiration of this Agreement, the Valneva Equipment shall be dismantled and prepared and packed suitable for shipment [***] to Valneva [***].

9.6.	IDT will have liability for Losses or damages to any and all Valneva Equipment in its control to the extent that such Losses or damages are the result of IDT’s negligence or misconduct.

10.         Non-Conformance and Shortfall

10.1.	Non-Conformance:

10.1.1.        Obvious Defects: Valneva shall check Product Shipped by IDT for any Obvious Defects upon receipt of such Product, and Valneva shall inform IDT of such Obvious Defects no later than within [***] following the date of receipt of the Product at Valneva’s site.

10.1.2.        Latent Defects: Valneva shall inform IDT in writing in case of Latent Defects promptly upon discovery of such Latent Defects of Product but no later than within [***] following such discovery. For the sake of clarity, the receipt of information [***], provided post Shipment showing defects in the Product shall be included in the definition “Latent Defects”.

10.1.3.        If Valneva does not inform IDT of any Obvious Defects within the time period set forth in Clause 10.1.1 or of any Latent Defects within the time period set forth in Clause 10.1.2, the Shipped Product received by Valneva will be deemed accepted.

10.1.4.        If Valneva notifies IDT that it will reject Product due to any Non-Conformance for which IDT is responsible, within the time periods set forth in Clauses 10.1.1 and 10.1.2, IDT shall use Commercially Reasonable Efforts, taking potential capacity restraints into consideration, to replace Product, at IDT’s expense and at no cost to Valneva. Depending on available manufacturing capacity, IDT shall propose possible time slots for the manufacturing of replacement Product which timelines the Parties shall discuss in good faith. If Valneva concludes that the new plan for the Shipment of replacement Product is not sufficient, provided that [***], it shall cancel the relevant Firm Order immediately but no later than [***] after the presentation of the plan by IDT. In the event of the cancellation of the Firm Order, IDT shall refund [***] for the cancelled Firm Order. In the event of a cancellation by Valneva in accordance with this provision Valneva shall have no obligation to pay [***]. For clarity, subject to Clauses 10.1.6 and 10.4, any Valneva Material necessary for the Manufacture and Shipment of replacement Product shall be at IDT’s expense.

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10.1.5.        If IDT believes that Product has been incorrectly rejected by Valneva, Valneva shall provide samples of the Product in Non-Conformance for prompt testing and analysis by an independent laboratory. Such independent laboratory shall be mutually agreed upon by the Parties. The results of such independent laboratory shall be in writing and shall be final and binding [***]. If the independent laboratory determines that the Product includes a Non-Conformance that is IDT’s responsibility, IDT shall bear the costs associated with such testing and review. If the independent laboratory determines that the Product does not include a Non-Conformance that is IDT’s responsibility, Valneva shall bear the costs associated with such testing and review, and any costs associated with the replacements required by Clause 10.1.6.

10.1.6.        Valneva agrees that IDT shall have no liability if the Product in Non-Conformance is due to any act or omission of Valneva, any Affiliate of Valneva or any Third Party under contract with or subject to the control or direction of Valneva or any Affiliate of Valneva. If a Non-Conformance is determined to be the responsibility of Valneva, including any Product being in Non-Conformance due to Valneva’s provision of incomplete or inaccurate Product and/or Manufacturing Specifications, due to improper handling of Product by Valneva, due to any defect in Valneva proprietary production processes being used by IDT in the performance of the Manufacturing, except if it is the result of IDT’s improper handling of the production processes of Valneva, or due to defective Valneva Material, IDT shall Ship to Valneva, as soon as commercially reasonable, replacement Product in accordance with an amended manufacturing plan reasonably agreed to by the Parties. Valneva shall be required to pay [***].

10.2.	Shortfall: If Valneva notifies IDT no later than [***] following the date of receipt of the Product at Valneva’s site or the agreed Shipment date of any shortfall in quantity of the Product, which shortfall is the responsibility of IDT, IDT shall as promptly as practicable, Ship to Valneva Product in an amount corresponding to that shortfall, at no cost to Valneva. In addition, Clause 10.4 shall apply to such shortfall.

10.3.	Remedies: Valneva’s remedies under Clauses 10.1 or 10.2, which are subject to the liabilities and limitations set forth in Clause 10.4, shall be Valneva’s sole remedy as a consequence of the Shipment of a Product in Non-Conformance or shortfall. For clarity, (i) IDT’s liability to compensate Valneva for costs for Valneva Material pursuant to Clause 10.4 shall be in addition to IDT’s obligation to replace or Ship Product pursuant to Clauses 10.1 or 10.2, and (ii) this Clause 10.3 shall not limit Valneva’s right to terminate this Agreement or a Product Schedule for a material breach of IDT, if any Non-Conformance or shortfall shall constitute a material breach by IDT.

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10.4.	Losses due to a Non-Conformance: If and to the extent IDT is responsible for the Product in Non-Conformance, IDT shall be responsible for any Losses, including the costs for Valneva Materials used in respect of the Product in Non-Conformance or shortfall. For the sake of clarity, the limitation of liability set forth Clause 16 shall be applicable.

11.         Product Recall

Recall of Product shall be conducted in accordance with the QAA. To the extent that a recall of Product is due to IDT’s breach of this Agreement or the Shipment of Product in Non-Conformance due to IDT’s fault, IDT shall be liable for all direct Losses incurred by Valneva as a result of that recall. Clause 16 shall be applicable.

12.         Representations and Warranties

12.1.	IDT represents, as of the Effective Date, warrants and undertakes that:

12.1.1.        IDT is duly formed and validly existing under the laws of its jurisdiction of formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

12.1.2.        The Services will conform to the specifications and instructions set forth in the Product Schedule and the QAA.

12.1.3.        IDT, its employees and agents, have, and will continue to have the knowledge, experience and skill to provide, and will provide, the Services in a professional and timely manner.

12.1.4.        The performance of IDT’s obligations to Valneva under this Agreement will not breach or be in conflict with any obligation to any Third Party, and, to the best of IDT’s knowledge, does not infringe any Intellectual Property rights of any Third Party.

12.1.5.        All Shipped Product, will have been Manufactured, handled, stored and transported in accordance with, as applicable (a) the QAA, (b) Applicable Laws and Regulations, (c) the Product Specification, (d) the Manufacturing Specifications; (e) all Manufactured Product will conform to the Certificate of Analysis; (f) such Product Shipped will not be adultered or misbranded; and title to such Product will pass to Valneva as provided herein free and clear of any security interest, lien, or other encumbrance.

12.1.6.        All Valneva Materials and Valneva Equipment supplied by Valneva or purchased by IDT and paid by Valneva shall be handled in accordance with the Safety and Data Sheet and safety regulations as supplied by Valneva or the supplier (as the case may be), and in accordance with Applicable Laws and Regulations, including but not limited to GMP, where applicable.

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Except with respect to the representations and warranties pursuant to Clauses 12.1.1 and 12.1.4, the aforementioned representations and warranties are subject to the limitation of liability set forth in Clause 16 in the event of a breach.

12.2.	Valneva represents, as of the Effective Date, warrants and undertakes that:

12.2.1.        Valneva is duly formed and validly existing under the laws of its jurisdiction of formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

12.2.2.        The execution, delivery or performance of this Agreement will not contravene Applicable Laws and Regulations and Valneva shall perform its obligations and responsibilities hereunder in accordance with all Applicable Laws and Regulations.

12.2.3.        To the best of Valneva’s knowledge, Valneva has all the rights necessary to permit IDT to perform the Services without infringing the Intellectual Property rights of any Third Party.

12.3.	Promptly Inform Valneva: IDT shall inform Valneva promptly in writing of any event that to the best of IDT’s knowledge may adversely affect IDT’s ability to perform its obligations under this Agreement or may adversely affect the suitability of the Product for Valneva’s use.

12.4.	DISCLAIMER: THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, BOTH EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

13.         Payment

13.1.	The Price payable by Valneva in respect of a Product:

13.1.1.        is set forth in each respective Product Schedule;

13.1.2.        is based on the assumptions and information set out in the Product Schedule;

13.1.3.        is payable in Euro.

13.2.	Invoices: Subject to deviating provisions in the relevant Product Schedule, IDT shall issue an invoice to Valneva, or to an Affiliate of Valneva, issuing the relevant Firm Order on or after the date of the transfer of risk, title and ownership. Any invoiced amount shall take into account any fees and expenses and any prepayments made by Valneva which are creditable against the agreed Price as further set forth in the applicable Product Schedule. Each invoice shall contain a reference to Valneva’s applicable VAT registration number to be provided to IDT, the relevant Firm Order number, and shall comply with Applicable Laws and Regulations regarding information required on a valid invoice and shall state IDT’s registered Tax number. As regards Equipment the invoice shall include Valneva’s registered German VAT number [***]. The Parties agree that amounts due under a Product Schedule shall, save for any creditable fees or other prepayment, not set off against another or applied to sums due as a result of the performance of other Product Schedules without the prior written consent of the other Party. Invoices shall be sent to e-mail address: [***].

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13.3.	Payment Period: Valneva shall pay all invoices within [***]. The payment period begins on the date of receipt of the invoice, except where Valneva has a bona fide dispute in respect of the whole or any part of the Product Delivered, in which case the terms for payment, including the payment period, will be as agreed by the Parties in resolving the dispute (or as otherwise determined under Clause 22.12).

13.4.	Interest: If Valneva fails to pay any amount due to IDT under this Agreement within [***] after that payment is due, IDT shall send Valneva a written reminder to make the respective payment. If a Party fails to pay any amount due under this Agreement the other Party is entitled to charge interest until actual payment at [***] until payment is made. Such interest shall accrue on a [***] basis from the due date until the date of actual payment of the overdue amount and shall be payable on demand.

13.5.	Right to Suspend: Except as set out and agreed in a Product Schedule, neither Party shall be entitled at any time to suspend the provision of the whole or any part of the Manufacture and Shipment of Product.

14.	Taxes

14.1.	Taxes: The Parties agree that all charges under this Agreement are inclusive of all taxes, levies, duties, contribution, withholding or impost of whatever nature (including related fines, penalties, surcharges of interest) (“Taxes”, each “Tax”) imposed or payable to any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world (“Tax Authority”) except transaction taxes (e.g. value added tax, goods and service taxes, or other similar taxes) computed by reference to turnover that are required by law to be disclosed as a separate item on the relevant invoice (“GST”) that are the responsibility of Valneva under this Agreement.

14.2.	GST Invoice: Where either Party is required under this Agreement to make a supply (“GST Supplying Party”) to the other Party (“GST Receiving Party”) for Tax purposes, and Tax is chargeable on such supply, the GST Supplying Party shall provide the GST Receiving Party with an invoice (“Tax Invoice”) including such particulars as are required by any law imposing Tax and such other information as required to claim any credit allowed under a law imposing Tax in respect of such supply. All Prices are exclusive of GST, which, if payable, shall be borne and paid against provision by the IDT of a valid Tax Invoice.

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14.3.	Excess: To the extent, in any circumstances, the GST Receiving Party has paid GST to the GST Supplying Party which it subsequently transpired was in excess of the GST actually due, the GST Supplying Party shall issue a credit note for the incorrectly invoiced items and issue a new invoice which reflects the correct GST, the net effect thereof being that the GST Supplying Party repays the excess GST amount to the GST Receiving Party.

14.4.	Tax Deductions: If a deduction or withholding for or on account of Tax (“Tax Deduction”) is required by law to be made by Valneva, the amount of payment due from Valneva to IDT shall be equal to the payment which would have been due if no Tax Deduction had been required less the Tax Deduction. Valneva shall not be required to make an increased payment to IDT for a Tax Deduction. Valneva shall co-operate reasonably with IDT to notify IDT when Valneva believes a Tax Deduction is required and in connection with any proposed actions of IDT to reduce or recover the Tax Deduction (e.g., by completing prescribed forms) provided that Valneva shall not dispense or apply a reduced rate of Tax Deduction unless IDT has provided evidence, in a form satisfactory to Valneva of authorization to do so.

14.5.	Reports, Audits; Disputes; Requests for Information: [***] per calendar year, upon request by Valneva, IDT shall provide Valneva with a report confirming that IDT has an internal control framework. The Parties shall reasonably work together with respect to audits, disputes or requests for information with respect to Taxes (e.g., provision of relevant information and documents) in connection with this Agreement.

15.         Confidentiality, Trade Secrets and Use of Name

15.1.	Confidential Information: Neither Party shall, at any time, without the other Party’s prior written consent, disclose to any Third Party any of the other Party’s Confidential Information or the fact that the Shipment of Products and related Services are being conducted hereunder. Each Party shall use such Confidential Information solely for the purposes for which it was provided, i.e. for the Shipment and purchase of Products and related Services. Each Party shall take all reasonable precautions to prevent any unauthorized use or disclosure of the Confidential Information. All IDT Information is the Confidential Information of IDT. All Valneva Information is the Confidential Information of Valneva. The financial terms of this Agreement are the Confidential Information of the Parties.

15.2.	Exceptions: The provisions of Clause 15.1 will not apply to any Confidential Information to the extent (i) the receiving Party can prove such information was known to it prior to the disclosure of the Confidential Information by the disclosing Party (ii) the receiving Party can prove was lawfully obtained from a Third Party without any obligation of confidentiality to the disclosing Party; (iii) is or becomes part of the public domain other than through any act or omission of the receiving Party; or (iv) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information, as evidenced by the receiving Party’s business records. Notwithstanding anything to the contrary, the Parties agree that nothing in this Agreement shall release the other Party from any obligations of confidentiality and non-use under any Manufacturing Services Agreement or other agreement entered into between the Parties.

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15.3.	Required Disclosure: Notwithstanding other provisions of this Agreement, a Party may disclose Confidential Information of the other Party to the extent and to the Persons required under Applicable Laws and Regulations, provided that, and to the extent permitted by Applicable Laws and Regulations (including, if applicable to Valneva, the securities laws and regulations in the United States and/or France), such Party (a) first gives prompt notice of such disclosure requirement to the other Party so as to enable the other Party to seek any limitations on or exemptions from such disclosure requirement, (b) reasonably cooperates at the other Party’s request and expense in any such efforts by the other Party, and (c) only discloses that portion of such Confidential Information as is legally required.

15.4.	Authorized Disclosure: Notwithstanding other provisions of this Agreement, a Party may also disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary to its and its Affiliates’ officers, directors, employees, agents, consultants, contractors, licencees, sublicencees, legal and financial advisors, accountants, lenders, insurers or licensors on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement or the Product Schedule; provided that in each case, the disclosees are bound by obligations of confidentiality and non-use no less stringent than those contained in this Agreement. For clarity, and in furtherance of the foregoing, a Party may disclose Confidential Information of the other Party to any Person that intends to execute, or has executed a written definitive agreement with Valneva that pertains to the research, development, Manufacture or commercialization of the Product(s).

15.5.	Return of Confidential Information: Upon the earlier of the termination of this Agreement or at a Party’s request for any reason at any time, the other Party shall (a) immediately cease all use of all Confidential Information disclosed thereunder and (b) promptly, at the requestor’s instruction, either return to the requestor or destroy all Confidential Information disclosed thereunder, including any copies, extracts, summaries, or derivative works thereof, and certify in writing to the requestor the completion of such return and/or destruction, provided, however, that such Party may retain one copy solely for archival purposes.

15.6.	Publicity: Neither of the Parties shall use the name of any other Party for promotional purposes without the prior written consent of the Party whose name is proposed to be used, nor shall either Party disclose the existence or substance of this Agreement except as required by Applicable Laws and Regulations. In particular, the Parties shall not make any publications, presentations, or public disclosures related to this Agreement and the subject matter thereof without the other Party’s prior review and written approval.

15.7.	Trade Secrets: Prior to the Effective Date and during the term of this Agreement or any Product Schedule, Valneva has, or may transfer to IDT Valneva trade secrets. In addition to the statutory rights under the German Trade Secret Act (Gesetz zum Schutz von Geschäftsgeheimnissen) the following shall apply:

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15.7.1         [Intentionally omitted]

15.7.2.        IDT hereby covenants that it (a) shall not disclose, transfer or provide access to any Trade Secrets to any person or entity except to its designated personnel that have a need to know (“Designated Personnel”) for the purpose of Supplying the Products and performing relating Services under this Agreement and any Product Schedule without Valneva’s prior written consent; (b) shall hold all Trade Secrets in strict confidence; (c) shall not reproduce any Trade Secrets beyond the extent reasonably necessary to perform its obligations under this Agreement or any Product Schedule; and (d) shall use at least the same degree of care (and in any event reasonable care) to maintain the secrecy and security of disclosed Trade Secrets as it uses to protect its own trade secrets. IDT hereby covenants that it shall not use any Trade Secrets transferred by Valneva hereunder for any purpose other than as expressly permitted by this Agreement and any Product Schedule.

15.7.3.        Without limiting the generality of Clause 15.7 above, to safeguard the Trade Secrets, IDT agrees and covenants to take the following additional protective measures:

(a)	IDT shall not permit or authorize any person or entity other than the Designated Personnel to access any embodiments of any Trade Secrets.

(b)	The documents containing Trade Secrets (“Trade Secret Documents”) shall be identified by Valneva and marked appropriately by IDT as “Trade Secret of Valneva” or as “Valneva Property” or as otherwise agreed between the Parties. The Trade Secret Documents shall be identified in an Appendix to the Product Schedule. Trade Secret Documents shall be saved at Valneva’s SharePoint only and Valneva shall be responsible for the access authorization, logs etc. to such documents.

(c)	The Trade Secret Documents shall not be sent by email or other non-secure electronic transmission, but rather via a secure file server provided by Valneva.

(d)	Designated Personnel of IDT shall use the Valneva Trade Secrets for the Manufacturing of Valneva Product(s) and shall specifically not use any Valneva Trade Secrets to develop or perform any activities relating to another vaccine that is sold for the same indication and is the same type of vaccine as the relevant Valneva Product. Relevant Valneva Product shall mean the Product for which the Trade Secret has been transferred.

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(e)	IDT shall record and investigate, and promptly report to Valneva, all unauthorized attempts to gain access to the Trade Secrets. IDT shall promptly share with Valneva the results of all such investigations. Valneva shall conduct periodical security reviews to ensure compliance with the security requirements set forth in this Agreement.

(f)	In the course of an Audit according to Clause 25.7 Valneva shall have the right to audit any facility at which IDT practices or that contains any Trade Secrets to determine IDT’s compliance with the provisions of this Agreement. During each such audit, IDT shall permit Valneva or its representative (i) to access all Valneva records reasonably required to verify such compliance, and (ii) to conduct any inspection reasonably required to verify such compliance.

(g)	This Section 15.7.2 shall supersede any prior agreement between the Parties.

16.	Liability

16.1.	No Exclusion or Limitation: Nothing in this Agreement limits or excludes the liability of either Party towards the other Party (and each Party shall retain unlimited liability) for any claims to the extent arising out of, relating to, or covered by any of the following: (i) personal injury or death of the other Party’s personnel caused by negligence, (ii) fraud or fraudulent misrepresentation, (iii) willful misconduct, or (iv) any other liability that by law cannot be excluded or limited.

16.2.	Excluded Types of Loss: Except for liability to which Clause 16.1 applies, neither Party nor any of its Affiliates or (sub)licencees shall be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for any indirect, incidental, consequential, special, punitive, remote, exemplary or speculative damages, including loss of profits, or other damages that are speculative or not reasonably foreseeable as a proximate result of the breach by a Party of any of its representations, warranties or covenants under this Agreement. This Clause 16.2 shall not apply (a) to Valneva’s obligation to take-or-pay the Firm Order as set forth in Clause 5.2, (b) in the event of a Party’s breach of its obligations under Clause 15, (c) to the extent any such damages are required to be paid to a Third Party as part of a claim for which a Party provides indemnification under this Clause 16, or (d) fraud.

16.3.	Limits of Liability: Subject to Clause 16.1, IDT’s liability to Valneva under or in connection with this Agreement or the Product Schedules shall, [***], in no event exceed [***]. This Clause 16.3 shall not apply (a) in the event of a IDT’s breach of its obligations under Clauses 4 or 15 or (b) for the avoidance of doubt, in the event the relevant claim or damage is caused by IDT’s willful misconduct or fraud.

16.4.	If any limitation of liability shall be deemed invalid by the governing law, then such liability shall be limited to the extent permitted by that law.

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17.         Indemnity

17.1.	Indemnification by Valneva: In addition to the strict liability provisions set forth in Clause 16.1, Valneva shall indemnify, defend and hold harmless IDT, its Affiliates, and their respective directors, officers, employees and agents (the “IDT Indemnitees”) for any Third Party claims, including reasonable attorneys’ fees for defending those claims, arising out of:

17.1.1.        the negligence or willful misconduct of Valneva or an Valneva Indemnitee;

17.1.2.        Valneva’s breach of this Agreement, including without limitation, any representations, warranties and covenants herein; and

17.1.3.        personal injury, illness or death, or loss or damage to Third Party property resulting from the use of the Product, except where such personal injury, illness or death, or loss or damage results from IDT’s failure to perform as set forth in Clause 17.2.3, and

17.1.4.        actual or alleged infringement of any Third Party’s Intellectual Property rights related to IDT’s use of Valneva’s Intellectual Property, Valneva Information or Valneva Confidential Information provided by Valneva and used by IDT in performing the Services in accordance with this Agreement,

17.1.5.        For the sake of clarity, except in each case subject to Clause 16.1 Valneva expressly agrees that it will also be liable for and indemnify IDT against all claims of an Affiliate of Valneva and of any Third Party not satisfied by IDT’s insurance and/or by IDT’s limited liability set forth in Clause 16.3.

17.2.	Indemnification by IDT: In addition to the strict liability provisions set forth in Clause 16.1, and subject to the limitation of liability provisions set forth in Clause 16.3 IDT shall indemnify, defend and hold harmless Valneva, its Affiliates, and their respective directors, officers, employees and agents (the “Valneva Indemnitees”) for any Third Party claims, including reasonable attorneys’ fees for defending those claims, arising out of:

17.2.1.        the negligence or willful misconduct of IDT, or an IDT Indemnitee,

17.2.2.        IDT’s breach of this Agreement, including without limitation, any representations, warranties and covenants herein,

17.2.3.        personal injury, illness or death, or loss or damage to Third Party property resulting from IDT’s failure to perform the Services in accordance with the requirements of this Agreement, and

17.2.4.        actual or alleged infringement of any Third Party’s Intellectual Property rights arising from IDT utilizing any process, method, specifications or information in the performance of the Shipment of Product and performance of related Services or otherwise from the Services supplied under this Agreement (other than to the extent arising as a result of the lawful and correct use of any Valneva Technology in accordance with this Agreement).

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17.3.	All indemnification obligations in this Agreement are conditioned upon the Party seeking indemnification:

17.3.1.        promptly notifying the indemnifying Party in writing of any claim or liability of which the Party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, however, that failure to provide such written notice within a reasonable period shall not relieve the indemnifying Party of its obligations under this Clause 17 except to the extent, if any, the indemnifying Party is prejudiced by such failure,

17.3.2.        allowing the indemnifying Party, if the indemnifying Party so requests, to conduct and control the defence of any such claim or liability and any related settlement negotiations (at the indemnifying Party’s expense); provided, that the indemnifying Party shall promptly provide and continuously maintain such defence,

17.3.3.        cooperating with the indemnifying Party in the defence of any such claim or liability and any related settlement negotiations (at the indemnifying Party’s expense) and

17.3.4.        not compromising or settling any claim or liability without prior written consent of the indemnifying Party.

18.         Insurance

18.1.	Valneva: [***]. In case Valneva lacks such an insurance, Valneva will use best efforts to obtain such insurance policy, with a per claim limit and an aggregate limit which is customary in the marketing of vaccines. Without limiting the preceding sentence, Valneva shall provide IDT with at least [***] Notice prior to termination of or reduction in said coverage.

18.2.	IDT: IDT will maintain, at all times during the Term of this Agreement and for a period of [***] thereafter, a general third party liability insurance including Products liability insurance policy, with a per claim limit of at least [***], and an aggregate limit of at least [***]. In addition, IDT shall maintain an environmental liability insurance policy in accordance with the EU Directive 2004/35/EC, as amended. Without limiting the preceding sentence, IDT shall provide Valneva with at least [***] Notice prior to termination of or reduction in said coverage.

18.3.	Property Insurance. Either Party will ensure to have adequate insurance coverage for physical damage on “All Risks” basis of its own property used for the provision of Services and the Manufacture of Product hereunder.

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18.4.	Responsibility for Premiums. Each Party shall be solely responsible for paying the premiums under its respective insurance policies.

19.	Term and Termination

19.1.	Term of the Agreement: This Agreement shall commence on the Effective Date and shall end on the fifth (5th) anniversary of the Effective Date unless sooner terminated in accordance with the terms hereof (the “Term”). The Term may be extended upon written agreement by Valneva and IDT. Any uncompleted Product Schedules shall continue notwithstanding the expiry of this Agreement provided that for such Product Schedules the terms and conditions of this Agreement shall apply.

19.2.	Term of Product Schedule: Each Product Schedule shall remain in force for the period set forth in the Product Schedule, unless terminated earlier under Clause 19.

19.3.	Termination for Convenience: Subject to the payment of any Capacity Reservation Fee (if and to the extent applicable) and the fees in accordance with Clause 5.2.2, this Agreement or a Product Schedule may be terminated by Valneva at any time upon [***] prior written notice to IDT, either in whole, or in part with respect to any Product Schedule.

19.4.	Force Majeure: Each Party acknowledges and agrees that time is of the essence in respect of the Manufacture and Shipment of Product(s) and the performance of related Services. If either Party anticipates any delay in the timelines specified in any Product Schedule, due to a Force Majeure, it shall promptly notify the other Party in writing. Unless the relevant Party is able to eliminate an anticipated Force Majeure or is able to cure an actual Force Majeure event within [***] from the point in time when such Force Majeure was discovered, the Parties shall promptly meet and discuss in good faith the actions necessary to mitigate or eliminate the consequences of such Force Majeure. Should the Force Majeure not be capable of cure or remedy, the other Party shall be entitled to (at its discretion) immediately terminate this Agreement upon written notice, either in whole, or in part with respect to all or a portion of any Product Schedule.

19.5.	Material Breach: This Agreement or a Product Schedule may be terminated by either Party, either in whole, or in part with respect to all or a portion of any Product Schedule, upon the material breach of this Agreement by the other Party, which material breach continues un-remedied for [***] after delivery to the non-breaching Party of notice of the material breach.

19.6.	Insolvency Events: This Agreement and all Product Schedule may be terminated by either Party immediately upon written notice to the other Party in the event the other Party suffers an Insolvency Event.

19.7.	All Product Schedules: If either Party has the right to terminate under Clauses 19.5 or 19.6, that Party may at its sole discretion elect to also terminate all other Product Schedules, and each relevant Valneva Affiliate may at its sole discretion elect to terminate all of its Affiliate Product Schedules (where applicable).

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19.8.	Change of Corporate Control: Each Party shall notify the other Party at the earliest opportunity of a possible Change of Corporate Control of those legal entities which handle this Agreement and/or a Product Schedule.

19.9.	Accrued Liabilities upon Termination: Valneva shall pay for all Products and Services ordered by Valneva in any Firm Order up to the date of Termination. In addition, Valneva shall be responsible for payment to IDT of [***]. In addition, Valneva shall pay for [***].

19.10.	Valneva Property. In the event of termination of this Agreement for whatever cause, in addition to the other obligations of the Parties hereunder, IDT shall return to Valneva or to the Valneva’s designee, at Valneva’s cost and expense and upon Valneva’s request, no later than [***] after receipt of Valneva’s request all of such Valneva property, including, but not limited to any Valneva Materials and Product ordered by Valneva under a Firm Order and all Valneva proprietary information, in IDT’s possession, except to the extent required to be retained by Applicable Laws and Regulations or to comply with Valneva’s continuing obligations hereunder.

19.11.	Survival of Rights and Obligations: The expiration or termination of this Agreement or a Product Schedule shall be without prejudice to any rights or obligations that may have accrued prior to such expiration or termination. Notwithstanding expiration or termination of this Agreement for any reason, the rights and obligations under Clauses 6, 9.5, 9.6, 10, 11, 14 to 18, 19.7, 19.9, 19.10, 21, 0 and Part C will survive.

20.	Assignment, Transfer and Subcontracting

20.1.	Assignment: Neither Party may assign its rights and/or delegate or subcontract its obligations under this Agreement, except as expressly provided in this Agreement, whether by operation of law or otherwise, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except that Valneva shall have the right, without such consent, to assign this Agreement or any or all of its rights, and/or delegate or subcontract any or all of its obligations, hereunder to any of its Affiliates or any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of its business to which this Agreement relates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any attempted assignment, delegation or subcontracting in violation of this Clause 20.1 shall be void and of no effect.

20.2.	Subcontracting: IDT shall not subcontract its obligations under this Agreement to any Person (including any Affiliate) without the prior written consent of Valneva it being understood that the consent shall be deemed given for the sub-contractors which are set forth in the QAA. Such consent shall not relieve IDT from any liability or obligation under this Agreement and IDT shall be responsible for the acts or omissions of its subcontractors as fully as if they were its own. IDT’s subcontractors shall comply with all the applicable terms and conditions of this Agreement. IDT shall be liable for any breach of its obligations under this Agreement resulting from actions and/or omissions of its Third Party subcontractors, unless otherwise agreed in the Product Schedule.

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21.         Notices

21.1.	Form of Notice: Any notices given hereunder shall be sent by email (with a confirmation copy sent via courier) or via courier to the following addresses (or such other address as a Party may designate as a notice address in a prior written notice to the other Party) and shall be deemed delivered when received (or if received on a weekend or holiday, [***]) as follows. This Clause 21.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

21.2.	Address for Notice:

IDT	[***]	[***]
	[***]	[***]
Valneva	[***]	[***]
	[***]	[***]

22.	General

22.1.	Relationship of Parties: All employees and agents of IDT that perform Services under this Agreement are employees and agents, respectively, of IDT and not Valneva during the Term and shall at all times be directed solely by IDT. IDT is acting in the capacity of independent contractor hereunder and not as employee of Valneva.

22.2.	Waivers: No failure or delay by any Party in enforcing any provision of this Agreement shall be deemed a waiver of that Party’s rights to later enforce that provision or any other provision of this Agreement. To be effective any waiver must be in writing and signed by the waiving Party. No single or partial exercise of any right or remedy provided under this Agreement shall prevent or restrict the further exercise of that or any other right or remedy.

22.3.	Severability: If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, llegal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deleted. Any modification to or deletion of a provision or part-provision shall not affect the validity and enforceability of the rest of this Agreement.

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22.4.	Entire Agreement: This Agreement, the Product Schedule(s) and the QAA constitute the entire agreement between the Parties, and supersedes all prior agreements, arrangements and understandings between them, whether written or oral, with respect to the subject matter hereof.

22.5.	Supremacy. To the extent there are any inconsistencies or conflicts between this Agreement and a given Product Schedule, the Product Schedule shall control unless otherwise expressly agreed to in writing by the Parties. References herein to this “Agreement” shall be deemed to include any Product Schedule entered into pursuant hereto, subject to the preceding sentence. As to quality control and quality assurance matters, the Quality Agreement shall control.

22.6.	No Reliance: Each Party confirms that it is not relying on any statement, assurance, warranty or representation (whether made innocently or negligently) of the other Party except as specifically set out in this Agreement. This Clause 22.6 is not intended to limit or exclude liability for fraud or fraudulent misrepresentation.

22.7.	Amendments and Modifications: Any amendment or modification of this Agreement must be in writing and signed by authorised representatives of both Parties it being understood that signatures through the DocuSign or an equivalent system shall be valid. Each Agreement formed by the entry into a Product Schedule or an Affiliate Product Schedule may only be amended or modified by way of the authorised representative of the relevant entities signing an amendment or modification to the relevant Product Schedule or Affiliate Product Schedule.

22.8.	Third Parties: The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other Persons except as otherwise provided in this Agreement. No one other than a Party to this Agreement, their successors and permitted assigns, has any right to enforce any of its terms.

22.9.	Performance Through Affiliates: Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

22.10.	Counterparts: This Agreement may be executed in two counterparts, each of which will be deemed an original and all of which will together be deemed to constitute one agreement. The Parties agree that the execution of this Agreement by industry standard electronic signature software and/or by exchanging PDF signatures shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or relating to this Agreement, each Party hereby waives any right to raise any defence or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

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22.11.	Governing Law: The interpretation and construction of this Agreement shall be governed by and construed in accordance with the law of the Federal Republic of Germany, with exclusion of the [***] without giving effect to its conflicts of law provisions.

22.12.	Dispute Resolution.

22.12.1.     If a Party has a dispute with the other Party, then the Party raising the dispute may send a Notice of the dispute (the “Notice of Dispute”) to the other Party. The Notice of Dispute must thoroughly describe the basis for the dispute.

22.12.2.     With respect to a Notice of Dispute, the Parties, through appropriately senior executives who are authorized to resolve the dispute on behalf of their respective companies shall first meet and attempt to resolve the dispute in face-to-face or telephonic negotiations. This first attempt at resolution shall occur within [***] upon receipt of Notice of Dispute by a Party of such dispute.

22.12.3.     If no resolution is reached through the Representatives within [***] of the first attempt to resolve the dispute, each Party is entitled to have the dispute be resolved by binding arbitration before [***]. All disputes arising in connection with this Agreement or its validity shall be finally settled in accordance with the Arbitration Rules of the International Chamber of Commerce, without recourse to the ordinary courts of law. Notwithstanding the forgoing any dispute relating to the scope, validity, enforceability or infringement of any patents or trademarks shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

22.12.4.     The venue for any arbitration under this Article shall be [***] and the language of the proceedings (including all documentation) shall be [***].

22.12.5.     No information concerning an arbitration, beyond the names of the Parties and the relief requested, may be unilaterally disclosed to a Third Party by any Party unless required by law. Any documentary or other evidence given by a Party or witness in the arbitration shall be treated as confidential by any party whose access to such evidence arises exclusively as a result of its participation in the arbitration, and shall not be disclosed to any Third Party (other than a witness or expert), except as may be required by law.

22.12.6.     In any arbitration hereunder, subject to contrary direction by the arbitrators if, in their judgment particular circumstances require broader pre-hearing disclosures and investigation, discovery prior to hearing shall presumptively be limited to [***] and to [***].

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22.12.7.     The Parties irrevocably agree that a final judgment in any arbitration proceeding relating to this Agreement shall be conclusive (except for manifest error) and shall be enforceable in any court having jurisdiction thereof, provided, however, that the arbitrators shall not have authority to alter any explicit provision of this Agreement.

22.13.	Equitable Relief: A breach by either Party of the confidentiality obligations in Clause 15 may cause irreparable damage and the non-breaching Party may not be adequately compensated by monetary damages. In the event of a breach, or threatened breach, of those obligations, the non-breaching Party shall be entitled to seek from any court of competent jurisdiction equitable relief, whether preliminary or permanent, without the need to show irreparable harm or the inadequacy of monetary damages as a remedy and without the requirement of having to post a bond or other security. Nothing in Clause 22.12 is intended, or shall be construed, to limit the Parties’ rights to equitable relief or any other remedy for a breach of any provision of this Agreement.

22.14.	Interpretation: Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Clauses and Parts shall be construed to refer to Clauses and Parts of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (h) all references to a number of days, unless otherwise specified, such number refers to calendar days, (i) provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by email, written agreement, letter, approved minutes or otherwise (but excluding instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

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PART B: WAYS OF WORKING

23.         General Principles

23.1.	General Principles: The Parties represent that they: (a) will perform this Agreement and operate its business in compliance with all Applicable Laws and Regulations, (b) commit to ethical standards consistent with basic principles of corporate responsibility and integrity, human rights and work standards, environmental standards and anticorruption requirements, particularly as they are set forth in the 10 principles of the UN Global Compact (https://www.unglobalcompact.org/what-is-gc/mission/principles) (c) will not take any action that will cause the other Party to be in breach of any Applicable Laws and Regulations for the prevention of fraud, bribery and corruption, racketeering, money laundering or terrorism, and product safety.

23.2.	Data Privacy. Each Party is responsible for complying with applicable data protection legislation. Within this Agreement each Party determines the purposes and the means of its processing of personal data and each Party is therefore an independent data controller for such processing.

Valneva’s processing of personal data is described in its Privacy Policy published on its website https://www.valneva.com/en/legal/privacy-policy.

24.         Compliance.

24.1.	Compliance: Each Party recognizes the other Party’s commitment to working only with partners who embrace standards of ethical behavior that are consistent with those set forth in in Clause 23 and operate its business in compliance with all laws and regulations applicable thereto. Each Party will use reasonable efforts to cause its personnel, Affiliates, suppliers and subcontractors performing Services under this Agreement to comply with those expectations.

24.2.	Debarment: Both Parties represent, warrant and undertake that they are not on any applicable official national or international sanctioned party lists and that performance of this Agreement will not violate applicable embargo regulations. The relevant Party has the right to conduct screening checks of the other Party, including verification of its identity, full name, country location and address, against official national and international sanctioned party lists and embargo regulations.

24.3.	Termination: A breach by a Party of this Clause 24 shall give the other Party the right to terminate this Agreement with immediate effect. Further claims of the terminating Party shall remain unaffected. In addition, the Party in breach of this Clause 24 shall indemnify, defend and hold the other Party, its Affiliates, and their employees, directors and officers harmless from any and all liabilities, costs, and damages resulting from such breach.

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25.	Regulatory Matters and Audits

25.1.	Filings with Regulatory Authorities: Unless otherwise consented by the Parties, as between the Parties, Valneva is entitled to file, and shall have the sole responsibility for filing, all documents with the applicable Regulatory Authorities and taking any other actions that may be required or necessary in order to obtain Regulatory Approval of the Products. IDT shall, upon Valneva’s Request,, provide Valneva with reasonable assistance and cooperation in connection with making such filings with Regulatory Authorities. Unless otherwise agreed in any Product Schedule, such services and fees thereof, are described in Part D “Additional Services” of this Agreement. For the sake of clarity, Valneva shall be solely responsible for the compliance of the Manufacturing with the marketing authorization and the dossier, especially but not limited to the agreed upon Manufacturing Specifications, Product Specification, raw materials and manufacturing instructions (e.g. master batch records).

25.2.	Licences and Certificates: IDT will ensure that any and all permits, licences, registrations, and approvals required by Applicable Laws and Regulations in connection with the Manufacture of the Product hereunder have been obtained and that such permits, licences, registrations, and approvals will be maintained during the Term of this Agreement. IDT will maintain the IDT Facility in a state of repair and operating efficiency consistent with industry standard practices and all Applicable Laws and Regulations.

25.3.	Communications with Regulatory Authorities: Without undue delay but in any event within [***] of any contact with, or after receipt of any communication from, a Regulatory Authority that may be reasonably expected to affect the Manufacture of the Product or the performance of Services hereunder, including in connection with an audit by said Regulatory Authority of the IDT Facilities, each Party shall forward to the other Party a copy or description of the same and shall confer with the other Party with respect to the best means to comply with any new or modified requirements of such Regulatory Authority. IDT shall provide Valneva with a copy of all draft responses for comment as soon as possible and shall consider Valneva’s comments in good faith. Valneva shall submit any comments on said draft responses within [***] or within such longer period as agreed by the Parties. In case Valneva receives questions and queries from a Regulatory Authority concerning IDT, Valneva shall forward to IDT such questions and queries and IDT shall respond as soon as possible at Valneva’s costs which fees are set forth in the Part D “Additional Services”.

25.4.	Documentation: IDT will maintain complete and accurate documentation of all quality control procedures and any other data required under applicable GMP and other requirements of any Regulatory Authority in connection with the Manufacturing, storage, and Shipment of Product. IDT will provide Valneva with copies of such documentation in English language and in accordance with the terms of the QAA or otherwise upon Valneva’s Request.

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25.5.	Regulatory Authority Inspection: IDT will permit Regulatory Authorities to conduct inspections relating to the Product and will cooperate fully in connection with such inspections pursuant to applicable provisions of the QAA.

With respect to any such Regulatory Authority inspection that relates solely to the Product, IDT will invoice to Valneva a fee equal to [***] and [***]. IDT shall Notify Valneva of the results of the inspection within a reasonable period after receipt of such results.

25.6.	Regulatory Authority Change: In the event that any Regulatory Authority requires Valneva to change the Product Specification, IDT shall use Commercially Reasonable Efforts to accommodate any Request from Valneva relating thereto which change will be set forth in a formal amendment to the relevant Product Schedule. In the event that any Regulatory Authority requires IDT to change the Facilities or any process or activity that affects the Manufacture of the Product, Valneva shall use Commercially Reasonable Efforts to accommodate any Notice from IDT relating thereto. Unless otherwise provided in the Product Schedule, the costs incurred and fees charged of any such change shall be borne by the Party requesting the change, provided, however, that the costs of any change of IDT’s Facilities required by any Regulatory Authority in connection with any submission for Regulatory Approval by Valneva or otherwise relating to activities of Valneva or affecting matters other than general, not Product related GMP shall be the responsibility of Valneva.

25.7.	Right of Audit: Valneva or its representatives shall have the right, upon reasonable advance Notice and during IDT’s normal business hours, to perform due diligence on the IDT Facilities including on-site audit of the IDT Facilities, which audit will cover Valneva Materials, Other Materials, Equipment and other Valneva Product (including intermediates relating thereto), operations, quality systems, EHS systems and Manufacturing Process and any and all records and documentation relating to the Products and Manufacturing Process solely to ascertain compliance with the terms of this Agreement, QAA and the respective Product Schedule. Valneva, solely at its own cost and expense, will also have the right, subject to IDT’s Consent and at a mutually agreeable time, to conduct general inspections for “mock” pre-approval audits upon reasonable Notice to IDT, and the Parties agree to cooperate in such “mock audits” prior to Regulatory Approval of the Product(s).

Each Party will disclose to the other Party all relevant findings resulting from any audit it performs hereunder.

25.8.	Audit Fee: The Parties agree that Valneva shall pay IDT a fee for the pre-qualification audit, any Valneva audit which occur more frequently than [***], and any Third Party audits. Such fee shall be at a rate of [***].

26.         Corrective and Preventative Action

26.1.	Corrective and Preventative Action: If any findings arising out of an audit performed by Valneva or its authorized agents related to the Product require Corrective and Preventative Action (“CAPA”), IDT will develop a plan and determine the appropriate CAPA for implementation. IDT will share such plan and CAPA with Valneva and the Parties will discuss corrective measures and fees, if applicable, in good faith.

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26.2.	Disagreements: If there is any disagreement regarding audit findings, proposed CAPA and/or implemented CAPA, or whether a CAPA is required or whether a proposed CAPA adequately addresses an audit finding, the quality assurance representatives of Valneva and IDT will attempt in good faith to resolve any such disagreement. If the foregoing discussions do not resolve the disagreement in a reasonable time (which will not [***]) the matter shall be decided by the IDT QP.

27.         Person-in-Plant

27.1.	Person in Plant: Upon the Request of Valneva, and with the related costs, expenses and IDT fees to be borne by Valneva as set forth in the Part D “Additional Services”, IDT shall permit one (1) named employee of Valneva, its Affiliates or its designee (the “Valneva Representative”) to be present at such areas of the IDT Facilities where the Product is Manufactured, during normal working hours, it being understood that the PIP does not have access to the clean rooms. IDT shall provide the Valneva Representative with reasonable office space (including necessary furniture and Internet access) within the IDT Facilities during the Term. For clarity, any named employee of Valneva, its Affiliates or its designee that is supporting IDT, upon request by IDT, in the Manufacture of Product(s) shall not be included in the definition of a “Valneva Representative” and IDT shall consequently not charge any fees to such supporting representative of Valneva.

27.2.	Scope: Notwithstanding the foregoing, the scope of the activities of the Representative shall be limited to:

27.2.1.        observing and monitoring the Services;

27.2.2.        reviewing the Raw Materials, Valneva Materials, Equipment and work-in-progress relating to the Manufacture of Product;

27.2.3.        inspecting records (excluding any financial records) that IDT is required to keep and to make available to Valneva in accordance with the QAA and this Agreement; and

27.2.4.        participating in discussions between the Parties relating to Valneva’s requirement of Product, scheduling of the Manufacture and Delivery of Product.

28.         Continuous Improvement and Change Procedure

28.1.	Regulatory Changes, Improvements, Efficiencies and Savings: Both Parties shall in the course of the Manufacturing of Products and performance of related Services inform the other Party of any efficiencies, savings and environmental improvements, including but not limited to improvements to the Manufacture of the Product (“Improvement”). In case one Party suggests an Improvement, the other Party shall take such Improvement into consideration and, if applicable, subject to an amendment to this Agreement, the QAA or the Product Schedule, use Commercially Reasonable Efforts to implement such an Improvement. In case any Regulatory Authority requests a change, such change shall be implemented by IDT upon Valneva’s request.

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28.2.	Change Procedure: Any Improvement or change (e.g. changes to the Product or the Manufacturing process, Manufacturing facilities or sub-contractors or materials used by IDT to Manufacture the Product) shall be subject to the change control procedure set out in the QAA prior to implementation.

28.3.	Costs of Change: All costs for any change of, especially but not limited to, the Manufacturing process, Manufacturing facilities, sub-contractors or materials shall be discussed in good faith between the Parties, it being understood that, as a general rule, the costs of such change shall be distributed as follows:

28.3.1.                        [***];

28.3.2.                        [***];

28.3.3.                        [***]; or

28.4.	Benefits of Change: [***].

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PART C: DEFINITIONS

Definitions: In this Agreement:

Affiliate	means, with respect to a Party, any Person that Controls, is Controlled by or is under common Control with such Party from time to time.
Agreement	has the meaning set out in the preamble of this Agreement.
Applicable Laws and Regulations	means all national, supra-national, federal, state, local, foreign or provincial laws, rules, directives, regulations, including but not limited to GMP as well as any guidance, guidelines and requirements of any Regulatory Authorities, including but not limited to export controls and economic sanctions, and any established industry codes of practice, in effect from time to time applicable to the activities performed by IDT under this Agreement.
Arbitration Notice	has the meaning set out in Clause 22.12.3.
Arbitrators	has the meaning set out in Clause 22.12.3.
Batch	has the meaning set forth in each respective Product Schedule.
Commercially Reasonable Efforts	means with respect to the obligations of a Party under this Agreement, that level of efforts which would typically be required to carry out such obligations in a diligent, expeditious and sustained manner using efforts and resources, including reasonably necessary personnel and financial resources, companies of comparable size and resources typically devote to similar obligations.
Background IP	means all Intellectual Property, results, data, inventions and information necessary to perform the activities under the Agreement (i) owned by a Party (or owned by a Third Party licensor but licensed to a Party with the right to disclose or sub-license) prior to the date that the Product Schedule comes into effect or (ii) developed by a Party during the Term independently of the Services performed under a Product Schedule and without the use of or reliance upon the other Party’s Intellectual Property or Confidential Information. Background IP may be specified in the Product Schedule.
Business Day	means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a public holiday in Austria or Saxony-Anhalt, Germany.
Capacity	has the meaning set out in Clause 1.2.
Capacity Reservation	has the meaning set out in Clause 1.2.
Capacity Reservation Fee	has the meaning set out in Clause 1.2.
Certificate of Analysis	means the certificate of analysis to accompany all cGMP-manufactured Product delivered to Valneva as set out in the QAA.
GMP	Shall have the same meaning as defined in the QAA.
Change in Law	means any change in any Applicable Laws and Regulations that: (i) impacts on the Product, (ii) comes into force after the date that the Product Schedule came into effect, and (iii) was not known about, and could not reasonably have been known about, before that date.

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Change of Corporate Control	means with respect to a Party an event in which: (i) any other Person or group of Persons acquires Control of such Party, or (ii) the Party enters into a merger, consolidation or similar transaction with any other Person or group of Persons in which such Party is not the surviving entity.
Confidential Information	means any and all data and information, whether or not marked as “confidential” and/or “proprietary” including results relating to the Product(s), any Manufacturing process, and/or to processes or cell lines, of a confidential nature not generally known to the public before its disclosure that is learned, created by, disclosed to or becomes known by a Party under this Agreement, whether disclosed in written, oral, electronic or any other form, including Know-How, operational methods, processes, formulae, samples, cell banks, Product Specification(s), analytical methods as well as any details of commercial, business, technical, pharmaceutical, scientific and industrial nature, and also business plans and strategy, research and development including but not limited to pre-clinical studies and current and future clinical trials, relationships with Third Parties, technology, Trade Secrets, Intellectual Property rights, know-how, proprietary information, inventions (whether or not patentable), patent applications, licenses, software, programs, prototypes, designs, analysis codes, discoveries, techniques, methods, ideas, concepts, data, engineering and manufacturing information, diagrams, drawings, schematics, blue prints, parts lists, and samples, and financial information, and also the confidential information of any Third Party which is lawfully disclosed by or on behalf of a Party to the other Party. The cell lines are proprietary to Valneva and used in the Shipment of Products and the performance of related Services and constitute Confidential Information of Valneva.
Control	means: (i) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, or (ii) to own, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities or other ownership interest of such Person, or (iii) in the case of a partnership, control of the general partner, and “Controls” and “Controlled” shall be construed accordingly.
Dispute	has the meaning set out in Clause 22.12.2.
Documents	means reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, paper, notebooks, books, files, ledgers, records, tapes, discs, diskettes, CD-ROM, computer programs and documents, computer information storage means, samples of material, other graphic or written data and any other media on which Know-How can be stored.

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Effective Date	has the meaning set out in the preamble of this Agreement.
EMA	means the European Medicines Agency.
FDA	means the USA Food and Drug Administration.
FMD	has the meaning set out in Clause 28.
Firm Order	has the meaning set forth in Clause 3.
Force Majeure	means any unforeseeable, exceptional situation or event beyond the control of the Parties that prevents either of them from fulfilling any of their obligations under this Agreement and/or any Product Schedule. The situation or event must not be attributable to a breach of this Agreement or any Product Schedule on the part of the Parties or on the part of its subcontractors. Such events include fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other employment disturbances (whether involving the workforce of the non-performing party or of any other person) or acts, omissions or delays in acting by any governmental authority.
Forecast	has the meaning set forth in Clause 2.1.
IDT	has the meaning set out in the preamble of this Agreement.
IDT Forecast	has the meaning set forth in Clause 8.1.
IDT Indemnitees	has the meaning set out in Clause 17.1.
IDT Information	means all data and information related to or comprised in Intellectual Property, as well as other proprietary or confidential information in relation to IDT’s general business operations and Manufacturing processes and trade secrets, which is owned or controlled by IDT or its Affiliates and which IDT or its Affiliates are entitled to disclose.
IDT QP Release Statement	means a statement or certificate signed by the IDT QP, confirming that the Manufacturing of Product described therein has been performed in accordance with the Manufacturing Specifications.
Improvement	means any invention, improvement, discovery, extension of Know-How, upgrading or modification and all other Intellectual Property rights (whether patentable or not) arising during this Agreement made, generated, developed or arising from, or related directly or indirectly to, the Confidential Information. Improvements include any manufacturing processes, any new indication, dosage forms, formulations or delivery systems, but exclude Inventions;
Ineligible Person	has the meaning set out in Clause 24.
Insolvency Event	means that a Party: (i) suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due, (ii) is the subject of a petition, notice, resolution or order for its winding up, (iii) has an administrator, administrative receiver or receiver appointed over it or its assets or is the subject of any formal step taken as part of the process of making such an appointment, (iv) has assets that a creditor or encumbrancer has attached or taken possession of, or in respect of which a distress, execution, sequestration or other such process is levied or enforced on or sued against, or (v) is subject to any similar event or proceeding in any jurisdiction.

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Intellectual Property	means Know-How, Patent Rights, trademarks, service marks, trade names, design rights, copyright (including rights in computer software) and any similar or equivalent rights or property or forms of protection in any part of the world, whether registered or not, together with the right to apply for the registration of any such rights.
Invention	means any invention, improvement, discovery, extension of Know-How, upgrading or modification and all other Intellectual Property (whether patentable or not) arising during this Agreement made, generated, developed or arising from, or related directly or indirectly to each Product Schedule.
JSC	means the joint steering committee established by the Parties in accordance with Clause 1.7.
Know-How	means technical information, data and other information which is not in the public domain including: (i) information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, inventions, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports, manufacturing data or summaries, (ii) practices and instructions of, and scientific, analytical and technical data and studies for, synthesis, manufacturing, pharmaceutical processing, formulation, packaging, labelling, storage and transportation, and (iii) non-clinical and clinical data and studies. Know-How includes Documents containing Know-How. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is not known to the public. Know-How includes any rights including trade secrets, copyright, database or design rights protecting such Know-How.
Latent Defect	defects which could not have been ascertained by Valneva by the exercise of reasonable diligence.
Losses	means any and all liabilities, claims, demands, causes of action, damages (included but not limited to damages caused by the handling and storage), loss, costs and expenses, including interest, penalties, reasonable professional fees and reasonable lawyers’ fees on a solicitor client basis together with disbursements.

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Manufacture or Manufacturing or Manufactured	shall mean all operations in the manufacture of the Product to Valneva hereunder in accordance with the Specifications, the relevant Product Schedule, this Agreement and the QAA.
Non-Conformance	means any non-compliance of the Products with the Product Specifications, or Product not Manufactured in accordance with GMP, as specified in this Agreement, the Product Schedule, and/or the QAA.
Obvious Defect	Defects, including but not limited to damages to, and shortages of Product Shipped, which may be ascertained by visual inspection by Valneva on receipt of the Product by the exercise of reasonable diligence.
Other Materials	means materials that IDT shall procure which are required in order to perform its obligations in accordance with the terms of this Agreement and any Product Schedule.
Parties	means Valneva and IDT, and “Party” means either of Valneva or IDT.
Patent Rights	mean patent applications and patents (including but not limited to inventions, utility models and industrial designs), inventors’ and authors’ certificates, improvement patents, and patents of addition and administrative protection (such as pipeline protection) and all foreign counterparts of them in any and all countries, and including any divisional applications and patents, re-filings, renewals, continuations, continuations-in-part, extensions (including patent term extensions), reissues, re-examinations, substitutions, confirmations, registrations, revalidation, importation and additions, and any equivalents in any and all countries, as well as any supplementary protection certificates and equivalent protection rights in respect of any of them in any and all countries.
Person	means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a Regulatory Authority.
Price	means the amount payable from time to time for a Product, as determined in accordance with the terms of this Agreement and the relevant Product Schedule.
Product	means the product to be Manufactured by IDT under this Agreement and as described in greater detail in the relevant Product Schedule.
Product Schedule	means a schedule completed and entered into between the Parties for the Manufacture, Release and Shipment of a validated Product,
Purchase Order	means a purchase order with a unique number issued by Valneva (or an Affiliate of Valneva) stating quantities of the Product that Valneva commits to purchase from IDT and IDT commits to Manufacture and Deliver to Valneva and the required Delivery date.
QAA	means the Quality Assurance Agreement entered into by the Parties and/or their Affiliates from time to time, or where a quality assurance agreement has not been entered into, the agreed specification and quality requirements relating to a Product.

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Regulatory Authority	means FDA, MHRA and EMA or any court or government body, whether national, supra-national, federal, state, local, foreign or provincial, including any political subdivision, including any department, commission, board, bureau, agency, or other regulatory or administrative governmental authority or instrumentality, and further including any quasi-governmental person or entity exercising the functions of any of these in each case having jurisdiction in any country or other jurisdiction in which the applicable Product is Manufactured, distributed, marketed, or sold as are expressly set forth in the Product Schedule.
Release	means the time when the IDT QP signs the IDT QP Release Statement.
Services	has the meaning set out in Clause 4.1.
Shipment or Ship or Shipped	means Product shipped, or the shipment of Product fulfilling the requirements of the agreed upon Incoterm.
Specifications	means the procedures, requirements, standards, quality control testing and other data and the scope of Services set forth in (i) the master batch record and/or master packaging batch record applicable to the Product, (ii) the QAA, (iii) the Products Schedule, and (iv) any additional specifications.
Taxes or Tax	has the meaning set out in Clause 14.1.
Term	has the meaning set out in Clause 19.1.
Third Party	means any Party other than Valneva, IDT or their respective Affiliates.
Trade Secrets	means the trade secrets listed in a Product Schedule, as amended from time to time.
Valneva Equipment	means capital equipment 1) supplied by Valneva to IDT, or 2) purchased by IDT and paid by Valneva, necessary for the Manufacture of the Product or the performance of the Services.
Valneva Indemnitee	has the meaning set out in Clause 17.2.
Valneva Information	means all data and information related to or comprised in Intellectual Property as well as other proprietary or confidential information in relation to Valneva’s and its Affiliates’ general business operations, technology and products, the Product or their Manufacture or packaging, or trade secrets which is owned or controlled by Valneva or its Affiliates and which Valneva or its Affiliates are entitled to disclose.
Valneva Materials	means any materials supplied by Valneva and/or its Affiliates and/or its agents to IDT for use exclusively in performing the Manufacturing of Product(s) and performing the Services, as listed in each respective Product Schedule.

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PART D: ADDITIONAL SERVICES

Item	Description	Service Fee per Order Unit in €	Order Unit	Remarks
1	[***]
	[***]	[***]	[***]
	[***]	[***]		[***]
	[***]	[***]	[***]
	[***]	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]
6	[***]	[***]
7	[***]	[***]		[***]
9	[***]	[***]
9	[***]	[***]

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The services and related costs set forth herein are in addition to the Manufacturing and related Services under this Agreement and the Product Schedule.

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Execution

This Agreement is executed as of the Effective Date by the authorized representatives of the Parties.

SIGNED for and on behalf of Valneva Austria GmbH		SIGNED for and on behalf of IDT Biologika GmbH
Date:	29 November 2021	Date:	26 November 2021
By:		By:
Name:	[***]	Name:	[***]
Title:	[***]	Title:	[***]

Date:	29 November 2021
By:
Name:	[***]
Title:	[***]

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